UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 18, 2016

Silver Bay Realty Trust Corp.
(Exact name of registrant as specified in its charter)

Maryland	001-35760	90-0867250
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3300 Fernbrook Lane North, Suite 210 Plymouth, MN 55447
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:   (952) 358-4400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 18, 2016, Thomas W. Brock was appointed Interim President and Chief Executive Officer of Silver Bay Realty Trust Corp. (the “Company”). While serving as Interim President and Chief Executive Officer, Mr. Brock will no longer serve as Lead Independent Director of the Company’s Board of Directors (the “Board”), Chair of the Compensation Committee, or a member of the Audit Committee. The Board has appointed Ronald N. Weiser as Interim Lead Independent Director and Tanuja M. Dehne as Chair of the Compensation Committee and member of the Audit Committee to replace Mr. Brock. The Company anticipates the Board will reverse these changes following appointment of a permanent Chief Executive Officer

Mr. Brock, age 68, has served on the Company’s Board of Directors (the “Board”) as Lead Independent Director and Chair of the Compensation Committee since its initial public offering in December 2012. From 2006 until the end of 2012, Mr. Brock was the Chief Executive Officer of Stone Harbor Investment Partners, a fixed income investment manager focused on credit and multi-sector allocation strategies and, in that role, served as a trustee of a Stone Harbor’s closed-end fund and five Stone Harbor’s open-end funds. Mr. Brock currently serves as a director of Liberty All-Star Growth Fund, Inc. and as a trustee of Liberty All-Star Equity Fund, each a closed end fund, and has served in those roles since 2005. Mr. Brock currently serves as an independent trustee of EQ Advisors Trust and has served in this role since January 1, 2016. Prior to joining Stone Harbor Investment Partners, Mr. Brock was an adjunct professor of Finance at Columbia University Graduate School of Management from 1998 to 2005, where he taught courses relating to money management and investment banking. From 1974 to 1998, Mr. Brock held various positions with Salomon Brothers Inc., including Chief Executive Officer of Salomon Brothers Asset Management, Chief Administrative Officer, and Director of Global Research. Mr. Brock received an M.B.A. from Northwestern University Kellogg School of Management and a B.S. from Miami University.

On January 18, 2016, David N. Miller tendered his resignation as the Company’s President and Chief Executive Officer and member of the Board effective as of January 19, 2016.

On January 19, 2016, the Company issued a press release announcing these management changes, a copy of which is attached hereto as Exhibit 99.1.

On January 20, 2016, Silver Bay Property Corp., a subsidiary of the Company (“Property Corp.”), entered into a Transition Services, Separation Agreement and Release with Mr. Miller (the “Separation Agreement”). Pursuant to the terms of the Separation Agreement, Mr. Miller has agreed to provide transition services to the Company through February 15, 2016 (the ‘Separation Date”) and to release certain claims he may have against the Company and other released parties (as such term is defined in the Separation Agreement). The Company has agreed to pay Mr. Miller (1) amounts earned as an employee through the Separation Date, (2) an amount equal to $1.4 million, and (3) a portion of the premiums to continue Mr. Miller’s medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for 18 months, commencing in March 2016, in an amount equal to the amount the Company would pay for a similarly situated active employee. To receive the benefits described in the preceding sentence, Mr. Miller will need to execute a second release of claims on or after the Separation Date and will receive the $1.4 million payment within 10 business days of executing such release.

On January 21, 2016, Property Corp. and the Company entered into a Severance and Change in Control Agreement with Lawrence B. Shapiro, the Company’s Chief Operating Officer, and Christine Battist, the Company’s Chief Financial Officer. Pursuant to these agreements, each executive will receive severance benefits if their employment is involuntarily terminated by the Company without cause or if such executive terminates employment with the Company for good reason, in each case irrespective of whether such termination is in connection with a change in control of the Company, subject to such executive executing a release of claims. If such a termination occurs, the Company will provide the following severance benefits:

•	A lump sum payment equal to one times such executive’s annual base salary;

•
If the termination occurs on or after July 1 of any year, an annual bonus equivalent to the cash portion of the annual bonus for the prior year, pro-rated based on the number of days during the year that such executive was employed by the Company or one of its subsidiaries;

•	Reimbursement of a portion of COBRA premiums for 18 months after the date of termination, in an amount equal to the amount the Company would pay for a similarly situated active employee; and

•	Full vesting of restricted stock awards granted prior to the date of the agreement.

On January 19, 2016, the Compensation Committee approved the compensation for Mr. Brock while he serves as Interim President and Chief Executive Officer. Mr. Brock will receive a monthly salary of $70,000 and will not participate in the Company’s discretionary bonus program.

Item 9.01     Financial Statements and Exhibits

(d) Exhibits.

Item No.	Description
99.1	Press Release dated January 19, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILVER BAY REALTY TRUST CORP.

	By:	/s/ DANIEL J. BUECHLER
Daniel J. Buechler
General Counsel and Secretary

Date: January 21, 2016

Exhibit Index

Item No.	Description
99.1	Press Release dated January 19, 2016